                                                                    EXHIIBIT 4.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               PEPSIAMERICAS, INC.

         PepsiAmericas, Inc., a Delaware corporation initially incorporated on May 20, 1963 as Pepsi-Cola (Pakistan), Inc., has duly adopted by action of its board of directors the following restated certificate of incorporation in accordance with Section 245 of the General Corporation Law of the State of Delaware. This restated certificate only restates and integrates and does not further amend the provisions of the corporation's certificate of incorporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this restated certificate.

         FIRST:  The name of the corporation (the "Corporation") is

                               PepsiAmericas, Inc.

         SECOND: The registered office of the Corporation within the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware. The registered agent of the Corporation within the State of Delaware is The Corporation Trust Company, the business office of which is identical with the registered office of the Corporation. Zip code 19801.

         THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 362,500,000, of which 350,000,000 shares, par value $0.01 per share, shall be "Common Stock" and 12,500,000 shares, par value $0.01 per share, shall be "Preferred Stock".

A.  Preferred Stock

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions adopted in accordance with the by-laws of the Corporation the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix by such resolution or resolutions the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

B.  Series A Junior Participating Preferred Stock


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

         The terms of the Corporation's Series A Junior Participating Preferred Stock are incorporated from the Certificate of Designation pursuant to which it was created, as supplemented by a Certificate of Increase, into this Certificate of Incorporation as follows:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

         (1) DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be 3,500,000. Subject to Section A of Article FOURTH of the Certificate of Incorporation of the Corporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

         (2) DIVIDENDS AND DISTRIBUTIONS. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends payable in cash quarterly on the first days of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
(a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in the immediately preceding paragraph immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, THAT, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A


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

Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         (3) VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein, in any Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (c) Except as set forth herein or as otherwise provided by law, the holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.


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

         (4) CERTAIN RESTRICTIONS. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                  (a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, PROVIDED, THAT, the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (d) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under the immediately preceding paragraph, purchase or otherwise acquire such shares at such time and in such manner.

         (5) REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         (6) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made
(a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to


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

the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, PROVIDED, THAT the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (7) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (8) REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

         (9) RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

C.  Common Stock

         (1) Except as otherwise provided by law or by the resolution or resolutions adopted by the Board in accordance with the by-laws of the Corporation designating the rights, powers and preferences of any series of Preferred Stock and subject to the provisions of the by-laws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.


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         (2) Subject to any rights or preferences of holders of Preferred
Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared on the Common Stock by the Board of Directors.

         (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to any rights or preferences of holders of Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all assets of the Corporation available for distribution to its stockholders.

D.  Provisions Relating to All Classes of Stock

         (1) No holder of shares of Common Stock or Preferred Stock of the Corporation shall be entitled as of right to pre-emptive or prior right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, or other securities, convertible or exchangeable into stock of any class, and all such new or additional shares of stock, bonds, debentures or other securities, convertible or exchangeable into stock, or stock that has been purchased by the Corporation or its nominee or nominees, may be issued and disposed of by the Board of Directors to such persons, firms or corporations and on such terms and for such consideration permitted by law as the Board of Directors, in their absolute discretion, may deem advisable.

         (2) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

         (3) All stockholder action shall be taken at an annual or special meeting, and no stockholder action may be taken without a meeting.

         FIFTH: The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000.00).

         SIXTH:  The Corporation is to have perpetual existence.

         SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

         EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  (1) To make, alter or repeal the by-laws of the Corporation.

                  (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                  (3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  (4) By resolution passed by the Board of Directors in accordance with the by-laws of the Corporation, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in


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


                  the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

                  (5) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchise, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

         NINTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or shall be liable by reason that, in addition to any and all other requirements for such liability, he (1) shall have breached his duty of loyalty to the Corporation or its stockholders, (2) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (3) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

         TENTH: (1) In anticipation that PepsiCo, Inc. is currently, and will remain, a substantial stockholder of the Corporation, and in anticipation that the Corporation and PepsiCo, Inc. may engage in the same or similar activities or lines of business and have an interest in the same areas of business opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with PepsiCo, Inc. (including service of employees, officers and directors of PepsiCo, Inc. as officers and directors of the Corporation), the provisions of this Article TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve PepsiCo, Inc. and its employees, officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

         (2) PepsiCo, Inc. shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a "Business Opportunity") in which PepsiCo,


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Inc. engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. Neither PepsiCo, Inc. nor any employee, officer or director thereof (except as provided in paragraph 3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of PepsiCo, Inc. or of such person's participation therein. In the event that PepsiCo, Inc. acquires knowledge of a potential Business Opportunity which may be deemed to constitute a corporate opportunity for both PepsiCo, Inc. and the Corporation, PepsiCo, Inc. shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that PepsiCo, Inc. pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another person, or does not communicate information regarding such Business Opportunity to the Corporation.

         (3) In the event that a director or officer of the Corporation who is also a director, officer or employee of PepsiCo, Inc. acquires knowledge of a potential Business Opportunity which may be deemed to be a corporate opportunity for both the Corporation and PepsiCo, Inc., such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such Business Opportunity and, to the extent permitted by applicable law, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that PepsiCo, Inc. pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person or does not communicate information regarding such Business Opportunity to the Corporation, if such director or officer acts in a manner consistent with the following policy:

                  A Business Opportunity offered to any person who is an officer of the Corporation, and who is also a director or an officer or an employee of PepsiCo, Inc., shall belong to the Corporation; and a Business Opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of PepsiCo, Inc., shall belong to the Corporation if such Business Opportunity is expressly offered to such person solely in his or her capacity as a director of Corporation, and otherwise shall belong to PepsiCo, Inc.

         (4) Any person purchasing or otherwise acquiring any interest in share of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article TENTH.

         (5) For purposes of this Article TENTH:

                  (a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the by-laws of the Corporation), unless such person is a full-time employee of the Corporation; and

                  (b) PepsiCo, Inc. shall include all subsidiary corporations and other entities in which PepsiCo, Inc. owns (directly or indirectly) more that 50% of the outstanding voting capital stock or voting power.



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

         (6) Any proposed amendment to this Article TENTH shall require the approval of two-thirds of the whole Board of Directors.

         ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws of the Corporation so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

         TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; PROVIDED, THAT, this Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         THIRTEENTH: The Corporation hereby expressly elects not to be governed by Section 203(a) of the Delaware General Corporation Law relating to business combinations with interested shareholders.




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